CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form N-6 No. 333-76799 of our report dated April 13, 2015, relating to the Statement of Operations and Comprehensive Income, Shareholder’s Equity, and Cash Flows for the period from January 1, 2014 through March 31, 2014 (Predecessor’s Basis) and Schedule IV - Reinsurance for the period from January 1, 2014 through March 31, 2014 (Predecessor’s Basis) of Lincoln Benefit Life Company, appearing in the Registration Statement, and to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
April 13, 2017